UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 12, 2017

A. SCHULMAN, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-7459	34-0514850
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3637 Ridgewood Rd, Fairlawn, Ohio	44333
(Address of principal executive offices)	(Zip Code)

(330) 666-3751
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

The following sets forth the A. Schulman, Inc. (the “Company”) 2018 fiscal year cash bonus plan (“Fiscal 2018 Bonus Plan”) for the executive officers of the Company, including its current named executive officers (“NEOs”). The Fiscal 2018 Bonus Plan sets forth target bonus amounts for each participating executive officer, expressed as a percentage of base salary, and provides for awards ranging from 50% (threshold) to 200% (maximum) of such target. The target bonus award opportunities under the Fiscal 2018 Bonus Plan applicable to each of our principal executive officer, principal financial officer, and NEOs, are as follows:

Named Executive Officers	2018 Target Bonus Opportunity (as a % of base salary)
Joseph M. Gingo, President and Chief Executive Officer	100%
John W. Richardson, Executive Vice President and Chief Financial Officer	70%
Heinrich Lingnau-Schneider, Senior Vice President and General Manager - EMEA	65%
Gustavo Pérez, Senior Vice President and General Manager - Latin Americas	55%

The entire portion of each executive officer’s Fiscal 2018 Bonus Plan is based on achievement of pre-established internal targets for certain consolidated corporate and/or segment financial performance metrics for the fiscal year, with possible upward or downward adjustments based upon individual performance as described below. For corporate level executive officers, the fiscal 2018 bonus will be evaluated based on financial results for the following consolidated performance measures: (i) operating income, and (ii) free cash flow (defined as consolidated operating cash flow less investing activities, i.e., capital expenditures and proceeds from asset sales), excluding, in each case if it were to occur, certain unusual items as confirmed by the Compensation Committee. The annual bonus opportunities for executive officers who are General Managers of business segments include the Company consolidated operating income element, as well as elements based on operating income and free cash flow within their respective business segment. The Fiscal 2018 Bonus Plan is subject to the following circuit breaker: if operating income does not achieve the threshold goal, the free cash flow target opportunity is reduced by 25% (e.g., from 50% to 37.5% for corporate level officers). The following weighting has been established for the performance metrics:

Named Executive Officer	Consolidated Operating Income	Free Cash Flow
Joseph M. Gingo	50%	50%
John W. Richardson	50%	50%

	Consolidated Operating Income	Segment Operating Income	Segment Free Cash Flow
Heinrich Lingnau-Schneider	25%	50%	25%
Gustavo Pérez	25%	50%	25%

Under the Fiscal 2018 Bonus Plan, Mr. Gingo has authority at the end of the fiscal year to adjust award payouts for all directly reporting executive officers based on his assessment of individual annual performance relative to performance objectives established at the beginning of each fiscal year, up to 200% of the target bonus amount for extraordinary individual contributions, or down to $0 if performance, individually or collectively, falls significantly below expectations, although the total amount of all bonus payments, including discretionary adjustments, cannot exceed the total amount otherwise objectively determined by financial results under the performance metrics of the 2018 Bonus Plan.
A clawback policy applies with regard to payouts under the Fiscal 2018 Bonus Plan. If the Company restates all or a significant portion of its financial statements, the Board of Directors may, in its discretion, cancel any unpaid portion or require reimbursement of any paid portion of compensation awarded to any participant under the Fiscal 2018 Bonus Plan if: (i) the amount of the bonus was calculated based on the achievement of financial results that were subsequently the subject of a material restatement of our financial statements, and (ii) the amount of the bonus that would have been awarded to the participant, had the financial results been properly reported, would have been lower than the amount actually awarded. Additionally, if any participant in the Fiscal 2018 Bonus Plan engages in misconduct related to the bonus program, the Board of Directors may take such actions as it deems appropriate to address the misconduct, including cancellation of any unpaid portion or requiring reimbursement of any paid portion of compensation awarded to that participant, as well as other disciplinary actions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A. Schulman, Inc.

By: /s/ Andrean R. Horton
Andrean R. Horton
Executive Vice President & Chief Legal Officer

Date: October 18, 2017